Exhibit 99.1

Investor Relations:
Vision Advisors
Terry McGovern, 415-902-3001

PocketFinder Gains New Business Customers With High-End Auto Dealer and Financier

(IRVINE, Calif.),  August 20, 2012 – Location Based Technologies® Inc. (OTCBB:LBAS) will  provide PocketFinder Vehicle location devices to Midway Fleet Leasing and Coatto Motorsport, both companies active in the Orange County and Los Angeles areas’ exotic vehicle market.  Midway Fleet Leasing projects a growing need for vehicle devices in leased vehicles along with other potential applications under review.  Coatto Motorsport (www.coattomotorsport.com ) is a targeted provider of high-end luxury vehicles with clientele of professional athletes, Hollywood movie stars and successful professionals.

“This high-end luxury and exotic automobile market vertical is a natural fit for our always on, highly dependable A-GPS vehicle devices,” said Location Based Technologies CEO, Dave Morse. “We appreciate Midway’s and Coatto’s exacting requirements and look forward to enhancing their high level of customized service with this new capability.”

Ken Sopp, Director of Leasing at Midway Fleet Leasing, stated, “We serve corporate and individual clients with customized high value vehicle solutions and need to know exactly where our cars, and investments, are located at any time.”  (see www.midwayleasing.com )

Rani Rabbat, co-owner of Coatto Motorsports, stated, “We deal only with the very best of high end cars and had LBT’s trackers introduced to us by West Coast Customs. It is the perfect solution. I can see where all my cars are right from my phone.” (see www.coattosport.com )

PocketFinder A-GPS Vehicle Locators allow you to accurately locate your vehicle at any time and from almost anywhere in the world.  The device easily attaches to almost any powered vehicle including automobiles, recreational vehicles, motorcycles, watercraft, snowmobiles, and commercial assets.  It is also ideally suited for first time drivers, as the locator allows users, such as parents, to monitor vehicle location and speed.

The PocketFinder User Interface is accessible from any web based computer or mobile browser and also include the PocketFinder 2 App designed to work with Apple and Android products including the iPod touch, iPhone, iPad, and Android mobile devices.  For more information about PocketFinder, visit www.pocketfinder.com.

About Location Based Technologies®
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designed and developed the PocketFinder family of locator devices to meet the demands of our highly mobile society. PocketFinder devices help busy people use technology to easily stay connected to what they value most—loved ones, pets, vehicles and other assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with us on Facebook: http://www.facebook.com/PocketFinder
Follow us on Twitter: https://twitter.com/#!/PocketFinderGPS

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.